Exhibit 99.1

VIVUS Supports the Cystic Fibrosis Community Through Sponsorship of and Participation in the Cystic Fibrosis Foundation’s CF Climb

-Fundraising event at AT&T Stadium on September 22 supports the Dallas-Fort Worth chapter of the Cystic Fibrosis Foundation-

CAMPBELL, Calif., September 21, 2018 (GLOBE NEWSWIRE) — VIVUS, Inc. (Nasdaq:VVUS) (the “Company”), a biopharmaceutical company, announced today that it is supporting the Dallas-Fort Worth chapter of the Cystic Fibrosis Foundation (CFF) in its CF Climb fundraising event. This support includes financial sponsorship of the event as well as employee participation in the climb. This sponsorship demonstrates VIVUS’ support of the cystic fibrosis (CF) patient community as the Company launches PANCREAZE® (pancrelipase) Delayed-Release Capsules for the treatment of exocrine pancreatic insufficiency (EPI), a common complication of CF. The CF Climb is being held at AT&T Stadium in Arlington, Texas, home of the Dallas Cowboys, on September 22nd.

“We acquired the U.S. and Canadian rights to PANCREAZE because we believe it offers great clinical benefit to CF patients living with EPI, and that deploying our clinical, sales and marketing expertise in support of this product would make it more broadly available to patients who may benefit from it,” said John Amos, Chief Executive Officer at VIVUS. “We are committed to improving the lives of CF patients, and intend to pursue activities beyond the marketing of PANCREAZE, such as the CF Climb, that allow us to support the CF community. We are proud of the VIVUS employees who will travel to Arlington to participate in the climb.”

Exocrine pancreatic insufficiency (EPI) is a condition that results from a deficiency in the production and/or secretion of pancreatic enzymes. It is associated with CF and chronic pancreatitis, and affects approximately 85 percent of CF patients.  There is no cure for EPI and pancreatic enzyme replacement therapy is the main treatment for the condition.

Approved in 2010, PANCREAZE is a pancreatic enzyme preparation consisting of pancrelipase, an extract derived from porcine pancreatic glands, as well as other enzyme classes, including porcine-derived lipases, proteases and amylases.  The pancreatic enzymes in PANCREAZE act like digestive enzymes physiologically secreted by the pancreas.  PANCREAZE is specifically indicated for the treatment of EPI due to cystic fibrosis or other conditions.  VIVUS acquired the U.S. and Canadian rights to PANCREAZE from Janssen in June 2018 for $135 million.

The CF Climb is a CFF fundraising event held in multiple cities throughout the United States each year. This weekend’s event at AT&T Stadium comprises climbing over four stadium levels using both stairs and ramps for a total of two miles and 1,555 steps. The route is not timed and climbers of all ages and fitness levels can participate. Climbers will have the opportunity to take an official AT&T Stadium tour and will have field access to take pictures of the famous Dallas Cowboys’ Star. Additional information about the CF Climb is available at http://fightcf.cff.org/site/TR/Climb/91_Northeast_Texas_Ft_Worth?pg=entry&fr_id=7033.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the Company, please visit www.vivus.com.

About PANCREAZE

PANCREAZE is a prescription medicine used to treat people who cannot digest food normally because their pancreas does not make enough enzymes due to cystic fibrosis or other conditions.  PANCREAZE may help your body use fats, proteins, and sugars from food.  PANCREAZE contains a mixture of digestive enzymes including lipases, proteases, and amylases from pig pancreas.  PANCREAZE is safe and effective in children when taken as prescribed by your doctor.

IMPORTANT SAFETY INFORMATION

What is the most important information I should know about PANCREAZE?

•                  PANCREAZE may increase your chance of having a serious, rare bowel disorder called fibrosing colonopathy that may require surgery.

•                  The risk of having this condition may be reduced by following the dosing instructions that your healthcare provider gave you.

Call your doctor right away if you have any unusual or severe stomach area (abdominal) pain, bloating, trouble passing stool (having bowel movements), nausea, vomiting, or diarrhea.

Take PANCREAZE exactly as prescribed by your doctor.  Do not take more or less PANCREAZE than directed by your doctor.

What are the possible side effects of PANCREAZE?

PANCREAZE may cause serious side effects, including:

•                  A rare bowel disorder called fibrosing colonopathy.

•                  Irritation of the inside of your mouth.  This can happen if PANCREAZE is not swallowed completely.

•                  Increase in blood uric acid levels.  This may cause worsening of swollen, painful joints (gout) caused by an increase in your blood uric acid levels.

•                  Allergic reactions including trouble with breathing, skin rashes, or swollen lips.

Call your doctor right away if you have any of these symptoms.

The most common side effects include pain in your stomach (abdominal pain) and gas.

Other possible side effects: PANCREAZE and other pancreatic enzyme products are made from the pancreas of pigs, the same pigs people eat as pork.  These pigs may carry viruses. Although it has never been reported, it may be possible for a person to get a viral infection from taking pancreatic enzyme products that come from pigs.

These are not all the side effects of PANCREAZE.  Talk to your doctor about any side effect that bothers you or does not go away.

You may report side effects to FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

What should I tell my doctor before taking PANCREAZE?

Tell your doctor if you:

•                  are allergic to pork (pig) products.

•                  have a history of blockage of your intestines, or scarring or thickening of your bowel wall (fibrosing colonopathy).

•                  have gout, kidney disease, or high blood uric acid (hyperuricemia).

•                  have trouble swallowing capsules.

•                  have any other medical condition.

•                  are pregnant or plan to become pregnant.

•                  are breast-feeding or plan to breast-feed.

Tell your doctor about all the medicines you take, including prescription and nonprescription medicines, vitamins, and herbal supplements.

The Product Information and Medication Guide for PANCREAZE is available at www.pancreaze.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the timing, strategy, tactics and success of the marketing and sales of PANCREAZE; and risks and uncertainties related to our commercialization of PANCREAZE as a new product and our recently changed management team initiating the commercialization of PANCREAZE. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2017 as filed on March 14, 2018, and as amended by the Form 10-K/A filed on April 26, 2018, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768